Exhibit 99.1

January 1, 2018

Daniel N. Swisher, Jr.

Board Chair

Cerus Corporation

Dear Dan:

Please accept this letter as notice of my resignation from the Board of Cerus, effective January 3. As we will be working directly together at Jazz Pharmaceuticals as of that date, it seems appropriate that I step off the Board we serve on together, and which you chair.

It has been an honor to serve on this Board since 2001. Cerus Corporation’s mission to improve blood safety inspires me today as much it did when I joined the Board more than 16 years ago, and I support the company’s direction and leadership.

Please express my gratitude to the rest of the Board and the management team for their tireless efforts.

Sincerely,

/s/ Bruce C. Cozadd

Bruce C. Cozadd

Director

cc:	Obi Greenman, CEO

Tim Anderson, Chair of Nominating & Corporate Governance Committee

Chrystal Menard, General Counsel